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                                                                   EXHIBIT 10.09



                                         AGREEMENT

       AGREEMENT dated as of October 30, 1996 (this "Agreement") between CANTRADE TRUST COMPANY LIMITED, in its capacity as trustee of The Carmel Trust, a trust governed by the laws of Canada and established under a trust settlement made August 17, 1977 ("Carmel"), and CSK AUTO, INC., an Arizona corporation ("CSK").

       WHEREAS, CSK is a retailer of after-market automotive parts and accessories and, as part of its expansion strategy, intends to relocate certain of its existing stores and to open new stores; and

       WHEREAS, CSK requires an entity or entities to purchase fee title to the land required by such expansion strategy, and to finance the construction of new and/or the renovation of existing stores and other improvements thereon, and to lease such land and stores to CSK under operating leases; and

       WHEREAS, Carmel is willing to cause its indirect subsidiary, Transatlantic Finance, Ltd ("Transatlantic"), to cause one or more of its affiliates (each a "Funding Company" and, collectively, the "Funding Companies") to enter into agreements to invest in the acquisition and lease of properties to CSK on a revolving basis in an aggregate amount outstanding at any one time not to exceed $50,000,000 in accordance with the terms and conditions set forth herein.

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, CSK and Carmel hereby agree as follows:

       Capitalized terms used and not otherwise defined in this Agreement shall have their respective meanings as defined in the form of lease agreement attached hereto and made a part hereof as Exhibit A.

       1. Land Purchases. (a) From time to time during the Funding Term (as hereinafter defined), Carmel upon request by CSK shall cause Transatlantic to cause a Funding Company to enter into contracts (each a "Contract") to purchase fee title to parcel(s) of land (each parcel being "Land") for certain purchase prices (each a "Purchase Price"), subject to the terms and conditions of this Section 1. Each Contract and Purchase Price shall result from arms-length negotiations between a Funding Company and the owner of the Land in question. "Funding Term" means the period commencing on the date of this Agreement and ending on the date that is the earliest of (i) April 30, 2004; and, at (ii) the election of a Funding Company or CSK, (A) six (6) months after the earlier of (1) the first public offering of any class of CSK's equity securities (an "IPO") and (2) the material beneficial CSK Holdings, Ltd. and the Purchaser therein (the "Stock Purchase Agreement"), provided that such modification results in CSK's ability to fund the transactions contemplated by this Agreement and (B) the date that the Original Investcorp Group (as hereinafter defined) ceases to hold at least fifty percent (50%) of the shares of voting stock of CSK Group, Ltd. held by such group on the date hereof; and
(iii) at the election of the Funding Companies, upon (A) the occurrence of any default, beyond any applicable notice, grace or cure periods, by CSK with respect to the payment of interest or principal under the Bank Facility,
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whether or not waived by the applicable lender, (B) the acceleration of the
Bank Facility, and (C) the occurrence under the Bank Facility of any of the following events in connection with the curing of any default under such facility: (x) an increase of the interest rate by one-half of one percent ( 1/2%) or more (other than under the terms and provisions of the original Bank Facility documents) or (y) the shortening of the maturity date by more than one
(1) year; and (iv) at the election of CSK with at least ninety (90) days prior notice to the Funding Companies, any January 31, commencing on January 31, 1998. "Original Investcorp Group" shall have its meaning as defined in the Stockholders' Agreement, dated as of October 30, 1996, among Carmel, CSK, CSK Group, Ltd., CSK Holdings, Ltd. and the other shareholders that are signatories thereto.

              (b) A Funding Company shall be required to purchase a particular parcel of Land if:

                     (i) (A) the Purchase Price for such Land and the total cost of the proposed Project as set forth in the proposed Project Budget is less than or equal to one hundred twenty percent (120%) of the average cost to purchase and develop all of the real property that was purchased and fully developed by CSK under sale-leaseback agreements, this Agreement or otherwise during the then immediately preceding twelve (12) month period in the Comparison Zone (as hereinafter defined), (B) the Purchase Price per square foot for such Land is less than or equal to one hundred twenty percent (120%) of the average per square foot purchase price previously paid by CSK for comparable real property during the then immediately preceding twelve (12) month period in the Comparison Zone, (C) the cost per square foot of the proposed Project as set forth in the proposed Project Budget is less than or equal to one hundred twenty percent (120%) of the average cost per square foot previously paid by CSK for the construction of improvements on real property owned by CSK during the then immediately preceding twelve (12) month period in the Comparison Zone, (D) the Purchase Price for such Land is less than or equal to the value set forth in the Appraisal (as hereinafter defined) of such Land, and (E) the Purchase Price for such Land and the total cost of the proposed Project as set forth in the proposed Project Budget is less than or equal to the value set forth in the As Built Appraisal (as hereinafter defined) of such Land with the proposed Project completed; "Comparison Zone" means: first, the greater metropolitan market where such Land is located; second, if CSK has not acquired any real property in such market, the region (defined as CSK uses such term in the operation of the company) where such Land is located; and third, if CSK has not acquired any real property in such region, those greater metropolitan markets where CSK has acquired real property that have (y) per square foot market prices for land and (z) per square foot construction costs for buildings substantially similar to the type, size and quality of the building contemplated by the proposed Project, that are substantially similar to those of the greater metropolitan market where such Land is located,

                     (ii) (A) the square footage of the "footprint" of the building contemplated by the proposed Project is less than or equal to twelve thousand (12,000) square feet and greater than or equal to six thousand (6,000) square feet, and (B) the size of such Land is less than or equal to fifty thousand (50,000) square feet,



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                     (iii)  (A) a Funding Company reasonably determines that
such Land is in a geographic location that would be acceptable to an Institutional Investor (as hereinafter defined), without considering the climate of the real estate market in general at such time or the geographic concentration of CSK's then existing stores (by way of example and as a measure against which to test whether such Land is acceptable, at least eighty percent (80%) of the sites described on Schedule "A" annexed hereto would be so acceptable to an Institutional Investor), and (B) such Land is zoned for multiple uses and the proposed Project can be used for multiple purposes,

                     (iv) such Land is not subject to landmark, historic or wetland designations, and is not located in an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards,

                     (v) a Funding Company reasonably determines that there are no unusual or extraordinary circumstances involving or relating to, or having an impact on, such Land which would make it imprudent to purchase such Land, including (without limitation) being located near a dump site for garbage, refuse, Hazardous Substances or other materials, or a nuclear or other type of power plant,

                     (vi) (A) the Environmental Report (as hereinafter defined) with respect to such Land evidences a state of affairs described in clause (iv) of subsection (c) of this Section 1, and (B) such Land is in compliance with all applicable Legal Requirements, (C) all licenses and permits, and approvals of all governmental and quasi-governmental bodies and agencies with respect to the proposed Project have been procured, and (D) such Land has, or is zoned to have, at least five (5) parking spaces for every one thousand (1,000) rentable square feet in the building to be constructed as part of the Project on such Land,

                     (vii) (A) such Land is served by electric, gas, sewer, water and all other utilities required for the use of the Premises (as hereinafter defined) as contemplated by the respective Lease (as hereinafter defined), and (B) such Land has direct access to all streets necessary to serve the Premises for the use contemplated by the respective Lease, such streets being completed and serviceable and dedicated and accepted by all applicable governmental and quasi-governmental bodies and agencies,

                     (viii) (A) such Land does not have, and is not proposed to have, a building that is "in line" in a shopping center as opposed to being "out front on a major street," and (B) such Land is not subject to any reciprocal easement agreements, unless such Land is a separate "pad" in a shopping center,

                     (ix) such Land is not subject to any title exceptions other than: (A) zoning and subdivision laws and regulations that are not violated by the existing buildings and improvements erected thereon or that will not be violated by the proposed Project, (B) consents for the erection of any structures on, under or above the streets on which the Land abut, (C) real estate taxes that are a lien, but not yet delinquent, (D) any grants prior to the date of the respective Contract of licenses or easements for public utilities that do not materially inhibit the proposed use of the Land as contemplated by this Agreement or the respective Lease, (E) minor



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and immaterial tax map variations, (F) covenants, restrictions, easements and reservations of record, if any, provided the same are not violated by the existing buildings and improvements erected, or that will not be violated by the proposed Project, on the Land, or their present or anticipated use, and (G) any state of facts which an up-to-date survey of the Land would show, provided such state of facts does not render title unmarketable or materially inhibit the proposed use of the Land as contemplated by this Agreement or the respective Lease, and

                     (x) (A) such Land is otherwise in compliance with all of the terms and provisions of this Section 1, (B) all of the conditions precedent to closing under the respective Contract have been satisfied, and (C) all of the terms and conditions under the respective Lease to be satisfied by the lessee as of the Interim Term Commencement Date thereunder have been satisfied by CSK.

              (c) Each request by CSK for a Funding Company to purchase Land shall be accompanied by the following documents, each of which shall be, with respect to such Land in question, up-to-date and otherwise in form, scope and substance that are reasonably acceptable to a Funding Company, and prepared and issued by people and/or entities that have been reasonably approved by a Funding Company, and shall be prepared and issued at CSK's cost and expense:
(i) a title insurance report and commitment issued by a nationally recognized title insurance company, with all recorded documents referenced therein annexed thereto, (ii) a survey prepared by a licensed surveyor in accordance with the then current Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys as adopted by American Land Title Association and American Congress on Surveying & Mapping, or such other standards as are customary in the market in which the Land is located, provided that such other standards, in a Funding Company's reasonable opinion, would be acceptable to an Institutional Investor, (iii) an appraisal (without consideration of the proposed Lease with respect to such Land, and without consideration for any leases with respect to the comparable properties used in such appraisal) prepared by a MAI appraiser (as qualified as set forth herein, an "Appraiser") who shall have had at least ten (10) years' continuous experience in the business of appraising commercial real estate in the city or town in which such Land is located (each an "Appraisal"), which appraisal shall also, using such standards and parameters set forth in this clause (iii), value such Land with the proposed Project completed (each an "As Built Appraisal"), (iv) a phase I environmental report, using a methodology and in scope, and prepared by an environmental engineering firm, that is all reasonably acceptable to an Institutional Investor and a Funding Company (each an "Environmental Report"), showing that no Hazardous Substances are located on or adjacent to such Land in violation of any Environmental Laws and that such Land conforms to all applicable Environmental Laws, (v) the proposed Plans and Specifications for the proposed Project, (vi) the proposed Project Budget, (vii) a demographics report for the area surrounding such Land prepared by CSK setting forth sales and other usual projections for the proposed store on such Land (each a "Demographics Report"), (viii) a Secretary's Certificate of CSK certifying, among other things, the approval of the Real Estate Committee of the Board of Directors of CSK regarding CSK's request for a Funding Company to purchase such Land, to fund the construction of the Project thereon, and to lease the same to CSK pursuant to the terms and conditions of this Agreement, and (ix) such other documents as a Funding Company reasonably determines may be requested by an Institutional Investor.



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       2.     Lease; and Funding Company's Construction Funding.  At the
closing of each Land purchase, a Funding Company, as landlord, and CSK, as tenant, will enter into a triple net lease with respect to such Land, and the buildings and improvements erected or to be erected thereon (such Land and the buildings and improvements being hereinafter called the "Premises"), substantially in the form of Exhibit "A" annexed hereto (each a "Lease" and, collectively, the "Leases"). Among other things, each Lease shall provide for
(a) CSK's obligation, as a Funding Company's agent, to arrange for the construction of the Project on the Land in question and (b) the Funding Company's funding of the cost of such Project, which funding shall be subject to the terms and conditions contained in this Agreement and the respective Lease.

       3. Funding Commitment; and Letter of Credit. Notwithstanding anything to the contrary in this Agreement, any Lease, any Contract, or any other document or agreement executed and delivered in connection with any of the transactions contemplated herein:

              (a) the aggregate amount funded, including without limitation the use of any Backstop Amount, or any portion thereof, by all of the Funding Companies for (i) all of the Purchase Prices, (ii) the construction of the Projects on all of the Land purchased by the Funding Companies, (iii) real estate taxes, assessments, water and sewer charges and all other expenses arising out of the ownership or operation of each parcel of Land for the respective periods commencing on the respective Interim Term Commencement Date through the respective Basic Term Commencement Date (each a "Development Period") and (iv) interest thereon during and as in effect on the first day of the respective Development Periods at a rate per annum (the "Rate") equal to The Chase Manhattan Bank, N.A. prime rate plus two (2%) percent (collectively, the "Development Costs") shall not at any time exceed an amount equal to: (I) $50,000,000, minus (II) the sum of (a) the aggregate Development Costs previously paid under all of the Contracts and advanced under all of the Leases during the Funding Term, which have not subsequently been repaid to the Funding Companies in accordance with Section 5 of this Agreement, or replenished by the Funding Companies' receipt of net proceeds from the sale or factoring of the stream of rentals under any of the Leases, whether or not a Funding Company remains the owner of the respective Premises, (b) the aggregate funds expended by the Funding Companies under the self-help provisions of the Leases in order to complete the construction of the Projects or otherwise and (c) the aggregate amount which the Funding Companies deem necessary from time to time to complete the construction of the Projects under the Leases, including (without limitation) a reserve for interest (collectively, the "Funding Commitment"); and

              (b) there shall be no obligation of any Funding Company to advance any funds under the Funding Commitment to pay a Purchase Price for a particular parcel of Land or to fund any costs for the construction of the Project on such Land or any other Land on which construction of a Project has not already commenced (i) unless CSK delivers to the Funding Company a schedule that provides commercially reasonable evidence that the purchase of such Land and the construction of such Project thereon will be completed on or before the expiration of the Funding Term, (ii) in the case of a particular Purchase Price or construction and/or renovation cost advance, if the same would exceed the total amount of the Funding Commitment, (iii) if there is a default by CSK under any of the Leases or any of the other Operative Documents, (iv) if there is an uncured default by CSK under the Bank Facility, or the Series A CSK Notes or the Series B CSK Notes (each as defined in the Stock Purchase Agreement), or any high-yield



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subordinated debt substantially on the terms set forth on Exhibit E of the
Stock Purchase Agreement, whether or not such default is waived by the applicable lender or holder thereof, and (v) if ten percent (10%) or more of the Premises then owned by the Funding Companies from time to time, whether the Projects thereon have been completed, are Non-Conforming Premises (as hereinafter defined). Notwithstanding anything to the contrary in this paragraph (b), the Funding Companies will continue to advance funds under the Funding Commitment in accordance with the terms of this Agreement for the completion of Projects for which actual construction has already commenced. "Non-Conforming Premises" means any Premises where the actual costs for the items set forth in its Project Budget exceeds the Project Budget by ten percent (10%) or more; and

              (c) on or before the first day of each and every month during the Funding Term, the Funding Companies shall either (i) deliver to CSK a clean irrevocable standby Letter of Credit (the "Letter of Credit") in an amount equal to one hundred twenty percent (120%) of (A) the Revised Budgeted Facilities Outstanding for the month in question, as the same may have been further adjusted, less (B) the actual amount outstanding under the Funding Commitment five (5) days prior to such month, or (ii) deposit, and cause to be maintained, subject to the making of advances under the Funding Commitment therefrom, the amount equal to clause (A) less clause (B) into a single purpose account of one of the Funding Companies designated for this purpose; the amount of any such Letter of Credit or deposit for a particular month being the "Backstop Amount". The Backstop Amount shall be security for the Funding Companies obligations to make advances under the Funding Commitment in accordance with the terms and conditions of this Agreement, and shall be used to make advances by the Funding Companies under this Agreement.

       4. Funding Budget. CSK shall provide to the Funding Companies a budget (a) on the date of this Agreement with respect to the period commencing on such date and ending on the last day of its current fiscal year and (b) at least sixty (60) days prior to the beginning of each fiscal year thereafter with respect to such fiscal year, in each case indicating a good faith forecast of the total amount of the Funding Commitment that it anticipates will be outstanding during the period covered by such budget (each an "Original Annual Budget"), which Original Annual Budget shall include a month by month breakdown of such total amount (for each month, the "Original Budgeted Facilities Outstanding"). At least fifteen (15) days prior to the first day of each and every month during the Funding Term, CSK shall provide to the Funding Companies a budget with respect to the immediately succeeding ninety (90) days (each a "Rolling Quarterly Budget"), in each case adjusting (if necessary) each Original Budgeted Facilities Outstanding during the period covered by such Rolling Quarterly Budget; provided that (i) CSK may only adjust the Original Budgeted Facilities Outstanding for the first and second months of such period, as the same first appeared in a Rolling Quarterly Budget (each a "Revised Budgeted Facilities Outstanding"), within a range (the "Range") from such Revised Budgeted Facilities Outstanding having as its upper limit (i) the lower of (A) one hundred twenty percent (120%) of such Revised Budgeted Facilities Outstanding and (B) $4,000,000 in excess of such Revised Budgeted Facilities Outstanding and having as its lower limit (ii) the higher of (A) eighty percent (80%) of such Revised Budgeted Facilities Outstanding and (B) $4,000,000 less than such Revised Budgeted Facilities Outstanding. In addition to such adjustments under the Quarterly Rolling Budgets, CSK may increase any Original Budgeted Facilities Outstanding or any Revised Budgeted Facility



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Outstanding within the Range (I) by up to $2,000,000 by giving a Funding
Company notice at least ten (10) days prior to the beginning of the month in question and (II) by $2,000,000 or more by giving a Funding Company notice at least thirty (30) days prior to the beginning of the month in question. Notwithstanding anything to the contrary in this Section 4, the Original Budget Facilities Outstanding for a particular month may never be increased to an amount which is $10,000,000 over the highest Original Budgeted Facilities Outstanding contained in the Original Annual Budget which includes the particular month in question. The Funding Companies shall not be required to fund any amounts in excess of the then unadvanced portion of the final budgeted amount for the particular month in question. To the extent that CSK, on a daily basis, calculated at the end of each day, uses less than the final budgeted amount for a particular month, it shall owe the Funding Companies an amount (the "Foregone Earnings") equal to the difference between the income earned during such day by the Funding Companies on such final budgeted amount not used by CSK and the income which would have been earned during such day had such funds been invested throughout such day at the Rate. The sum of the Foregone Earnings (if any) for a particular month shall be due and payable to the Funding Company within ten (10) days after the close of the month in question.

       5. Exclusive Arrangement; Temporary Investment; and Resale of Property. CSK hereby agrees to lease, relocate and develop all of its stores pursuant to the terms and conditions of this Agreement, except (a) during any period that the Funding Commitment is fully utilized, (b) for those specific land purchases that a Funding Company rejects or otherwise does not close pursuant to the terms and conditions of this Agreement and (c) for those stores for which CSK, as lessee or sublessee, enters into leases or subleases, respectively, directly with the owner or lessee, respectively, of the land in question at the time CSK identified the same as a potential store location, or with a Person under contract or holding an option to purchase the land in question at such time as CSK identified such potential store location. CSK acknowledges and agrees that the investments of the Funding Companies in the Premises hereunder, and all of the related Leases entered into hereunder, are intended as short term investments only, pending the sale of all of the Premises (subject to the Leases) by the Funding Companies. The Funding Companies have the exclusive right to sell each of the Premises for a period commencing on the respective Interim Term Commencement Date and ending six (6) months following the respective Basic Term Commencement Date (each an "Exclusive Period"), such exclusivity with respect to a particular Premises terminating at the end of the respective Exclusive Period; provided that such exclusivity shall not be in effect during any period that there is $30,000,000 or more outstanding under the Funding Commitment. CSK agrees to give all leads with respect to potential purchasers of the Premises during any Exclusive Period to the Funding Companies and to use its best commercially reasonable efforts to locate bona fide third party purchasers for each Premises that is still owned by a Funding Company after the expiration of its Exclusive Period on terms which are competitive with those available for similar transactions. For a sale of a particular Premises after the Basic Term Commencement Date, CSK hereby agrees to make those commercially reasonable changes to the respective Lease for the respective Premises that may be required by any such third party purchaser in order to make such Lease a so called "market lease" or as is necessary to consummate such third party purchases, including, without limitation, adjustments to Basic Rent and Additional Rent; provided that CSK shall not be obligated to pay Basic Rent per annum in excess of the product of
(i) Development Costs for the Premises in question, and (ii) six percent



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
(6%) over the thirty (30) year United States Treasury Bill rate in effect on the Rate Determination Date. The sale price for each sale of a Premises to a third party purchaser must be for at least an amount that is equal to the Development Costs for the Premises in question.

       6. Fees and Expenses. CSK shall pay to the Funding Companies on demand all costs, expenses, fees and charges in connection with (a) reviewing, processing, servicing, documenting and/or closing, as the case may be, each parcel of Land proposed by CSK for purchase by a Funding Company, (b) considering, making and/or administering each advance under the Funding Commitment, (c) reviewing and monitoring, and/or otherwise in connection with, the construction of each Project, and (d) the sale or transfer of any Premises pursuant to Section 5 or otherwise, including, without limitation, the reasonable fees and disbursements of the Funding Companies' attorneys and construction managers, charges for Appraisals, fees and expenses relating to examination of title, title insurance premiums, surveys, Environmental Reports and Demographics Reports, documentary, transfer or other similar taxes and revenue stamps, and all other costs, expenses, fees and charges which Institutional Investors typically pass onto their borrowers; provided that CSK shall not be obligated to pay the fees and disbursements of the Funding Companies' architects, engineers and appraisers that review or otherwise examine the Plans and Specifications, Appraisals, reports and other work product of such professionals hired by CSK and approved by a Funding Company pursuant to the terms and conditions of this Agreement.

       7. Amendment and Modification. This Agreement may not be amended, modified or changed except in a writing signed by the party against whom such amendment, modification or the like is sought to be enforced. CSK and Carmel hereby agree to amend this Agreement to the extent it becomes necessary to either (a) conform the provisions that describe the mechanics and administrative procedures of the transactions described herein to the actual procedures which evolve as the transactions proceed or (b) satisfy the reasonable requirements of investors which may take a participating interest or otherwise invest in this transaction so as to conform the terms and conditions of this Agreement to those generally required by major New York City institutional lending and/or investment institutions (such as The Chase Manhattan Bank, N.A.; each being an "Institutional Investor") for similar or analogous transactions, including without limitation the provisions that describe the mechanics and administrative procedures of the transactions described in this Agreement; provided that the amendments contemplated by this clause (b) shall not result in a material increase in costs or expenses to be paid by CSK or any increase of CSK's economic obligations under this Agreement.

       8. Waiver of Compliance; and Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.

       9. Access to Premises and Records. At all reasonable times upon the written request of a Funding Company and subject to confidentiality agreements reasonably acceptable to CSK,




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CSK shall permit and shall cooperate in all respects with representatives designated by a Funding Company, any proposed or actual investor in (whether direct or indirect), assignee of or participant in this Agreement, and proposed purchasers of any Premises to (a) have access to each of the Premises and the books and records of CSK, (b) make copies of, or excerpts from, such books and records and (c) discuss the accounts, assets, business, operations, properties (including, without limitation, each of the Premises) or condition, financial or otherwise, of CSK with their respective officers, directors, employees, accountants, attorneys and agents so long as such representatives agree to be bound by the terms and conditions of the respective confidentiality agreements. Notwithstanding anything to the contrary in this Article 9, proposed purchasers of less than ten (10) Premises shall only have access under clause (a) to the specific Premises they propose to purchase, the books and records related to such Premises and the financial information, reports and statements of CSK that would be supplied or made available to such a purchaser as a lessor under a Lease for such Premises in question.

       10. Notices. Except as otherwise expressly provided, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be sent by one of the following means to the addressee at the address designated by notice to the other parties, effective upon actual receipt, and shall be deemed conclusively to have been given: (a) on the first business day following the day timely deposited with Federal Express (or other equivalent national overnight courier) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (b) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (c) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

       11. Assignment. CSK shall not assign or in any manner transfer this Agreement, including (without limitation) by operation of law, merger, consolidation or other corporate action where the Original Investcorp Group fails to continue to own at least fifty percent (50%) of the shares of voting stock of CSK Group, Ltd. owned by such group on the date of this Agreement. It shall be deemed an assignment or transfer of this Agreement if at any time the Original Investcorp Group ceases to own fifty percent (50%) of the shares of voting stock of CSK Group, Ltd. owned by such group on the date of this Agreement. Carmel may transfer or assign up to $25,000,000 of its Funding Commitment obligations under this Agreement or any interest therein, and, in the case of any such assignment or transfer, Carmel shall only be released from the portion of such obligations which is equal to the product of (a) the net worth of the assignee or transferee, determined in accordance with GAAP, and
(b) twelve and one-half percent (12 1/2%); provided that such assignee or transferee has total assets equal to or greater than eighty (80) times the amount of the obligations proposed to be released. Each such release shall be automatic and without the need for any action or consent by any party hereto. If pursuant to the terms and conditions of this Agreement Carmel is released from any of its obligations hereunder, CSK shall, after a written request by Carmel, execute and deliver to Carmel a release from such obligations in form and substance reasonably acceptable to Carmel. Furthermore, Carmel may assign, transfer or sell participations up to an additional $15,000,000 of its Funding Commitment obligations under this Agreement. Each assignee and transferee shall have the right to further transfer or assign its interest. In no event shall Carmel be released from liability hereunder with respect to such $15,000,000. CSK agrees not to assert against any of such transferees, assignees or participants



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
any defense, claim, counterclaim or set-off that CSK may have against Carmel, whether arising under this Agreement or otherwise; however, CSK may pursue any of the same against Carmel. This Agreement shall be binding upon and inure to the benefit of CSK and Carmel and their respective permitted successors and assigns. Successors of Carmel shall include, without limitation, any person acquiring, directly or indirectly, all or substantially all of the assets of Carmel, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed "Carmel" for the purposes hereof.

       12. Governing Law; and Service of Process. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely in New York, without regard to principles of conflicts of law or choice of law. Carmel and CSK each irrevocably consents to the jurisdiction and venue of any state or federal court situated in the City of New York, waives any objection or defense to any such jurisdiction or venue as an inconvenient forum, and consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to the other party at its address designated by such party in accordance with Section 10.

       13. Entire Agreement; and Counterparts. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions. This Agreement may have been executed in two or more counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one or more of the parties hereto or thereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto or thereto, as applicable.

       14. Section Headings. The descriptive headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                  CANTRADE TRUST COMPANY LIMITED,
                                  IN ITS CAPACITY AS TRUSTEE OF THE CARMEL TRUST



                                  By: /s/ ROBERT SMITH
                                     ------------------------------------------
                                      Robert Smith



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
                                  CSK AUTO, INC.



                                  By: /s/ JAMES G. BAZLEN
                                     ------------------------------------------
                                      Name:  James Bazlen
                                      Title: President



                                      11